ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE Agreement is executed and delivered on this 13th day of December, 2004, effective as of the close of business on the 10th day of December, 2004 (the "Effective Time") (the "Agreement"), by and among Rosenboom Machine & Tool, Inc., an Iowa corporation with its principal place of business at 1530 Western Avenue, Sheldon, Iowa (the "Buyer"); Green Manufacturing, Inc., a Delaware corporation with its principal place of business at 1032 South Maple Street, Bowling Green, Ohio (the "Seller"); and P & F Industries, Inc., a Delaware corporation with its principal place of business at 300 Smith Street, Farmingdale, New York (the "Parent Company").

                                   WITNESSETH:
                                   ----------

     WHEREAS, the Seller operates a division, known as the Hydraulic Cylinder Division (the "Division"), which is engaged in the design, manufacture and sale of hydraulic cylinders for commercial and industrial applications;

     WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain assets of the Seller comprising the Division, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows:

                                   ARTICLE 1.
                                   ----------
                               PURCHASE OF ASSETS

     1.1. SALE AND PURCHASE OF ASSETS. The Seller hereby sells, assigns, transfers, and conveys to the Buyer, and the Buyer hereby purchases and accepts from the Seller, on the terms and conditions set forth in this Agreement, all of the Seller's right, title, and interest in and to the following assets of the Seller (the "Assets"):

               1.1.1. Machinery, Equipment, and Other Tangible Assets. Certain of the Seller's furniture, machinery, equipment, tools and fixtures, supplies, computer hardware and software, motor vehicles, and other similar miscellaneous tangible assets used by the Seller exclusively in the operation of the Division, each as specifically described on
          Schedule 1.1.1 attached hereto and made a part hereof;

               1.1.2. Records. Copies, in accordance with Section 6.4 hereof, of certain of the Seller's customer lists, sales and purchase records, sales proposals, office records, and other books and records exclusively related to the Division, each as specifically described on
          Schedule 1.1.2 attached hereto and made a part hereof (the "Division Books and Records");

               1.1.3. Inventories. Certain of the Seller's inventories of work-in-progress of the Division as specifically described on Schedule
          1.1.3 attached hereto and made a part hereof (the "Work-In-Progress Inventory");

               1.1.4. Deposit Accounts. Certain amounts previously deposited by the Seller with the following vendors: Yantai Xinghui Machinery and Electronics in Yantai, China; BMG Hydraulics Group in Beijing, China; and Wincent Trading Company in Macua, China (the "Deposit Accounts"), each as more fully described on Schedule 1.1.4 attached hereto and made a part hereof;

               1.1.5. Intangibles. Certain of the Seller's trade secrets, product designs, trade names, websites, logos, patents, patent applications, trademarks, or copyrights exclusively used by the Division, each as specifically described on Schedule 1.1.5 attached hereto and made a part hereof; and

               1.1.6. Assumed Contracts. Certain of the Seller's contracts, agreements, leases, arrangements, customer orders, supplier and/or vendor orders and invoices, and commitments exclusively used by the Division, each as specifically described on Schedule 1.1.6 attached hereto and made a part hereof (the "Assumed Contracts").

     1.2 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, the Seller is not selling to the Buyer, and the Buyer is not purchasing from the Seller (i) the accounts receivable of the Seller outstanding at the Effective Time (the "Seller's Accounts Receivable"), including, but not limited to, those generated by the operation of the Division (the "Division Accounts Receivable");
(ii) the cash and cash equivalents of the Seller; (iii) any contract, order, payable, commitment, obligation, agreement, lease, or undertaking, whether oral or written, of the Seller (other than the Assumed Contracts); (iv) any security deposits and bonds (other than the Deposit Accounts"); (v) the name "Green Manufacturing, Inc."; (vi) marketable and other securities; (vii) all rights of the Seller under this Agreement and the Collateral Agreements (as hereinafter defined); (viii) all books, records and other assets of the Seller relating to corporate level activities, including, but not limited to, those relating to filings with the Securities and Exchange Commission and the Internal Revenue Service and those relating to accounting and tax functions; (ix) any corporate minute books, stock ledgers and other corporate books and records of the Seller;
(x) all books and records relating, exclusively or non-exclusively, to each and every division and/or line of business and/or each and every aspect of the Seller's business other than copies of the Division Books and Records; (xi) all books and records not relating to the Assets or the Assumed Liabilities (as hereinafter defined); (xii) all claims against third parties for inventory sold prior to the Effective Time, including, but not limited to, rights under any manufacturer's or vendor's warranties and insurance claims and proceeds with respect to such inventory, and all other claims against third parties arising from or in connection with the Division or the Assets prior to the Effective Time; (xiii) all federal, state and local income tax refunds due to the Seller;
(xiv) title to any real property owned by the Seller and all buildings and other structures located thereon, and all leasehold interests in and to any real property (except for certain real property owned by the Seller that the Buyer is buying from the Seller pursuant to the Deed, as hereinafter defined); (xv) all prepaid expenses and rentals; (xvi) the Seller's right, title and interest in and to certain equipment identified on Schedule 1.2 attached hereto and made a part hereof; (xvii) the Seller's right, title and interest in and to any and all intangible and tangible assets that relate to, or are used or held in connection with, the business of the Seller (other than those identified on Schedules 1.1.1, 1.1.2, 1.1.3, 1.1.4 and Schedule 1.1.5).

     1.3. ASSUMPTION OF LIABILITIES. Except as provided below, the Buyer does not assume any liabilities or obligations of the Seller, including, but not limited to, any and all product liability claims relating to any products manufactured by the Seller prior to Effective Time. (For purposes of this Agreement, the date a product is manufactured shall be determined by the date stamp on said product.) Notwithstanding anything in this Agreement, the Buyer hereby assumes and agrees to pay, perform and/or discharge as and when due the following liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):

               1.3.1. Assumed Contracts. Any and all liabilities and obligations of the Seller under the Assumed Contracts;

               1.3.2.   Warranty  Claims.   Any  and  all  Warranty  Claims,  as
          hereinafter defined and as provided for in Section 6.3 of this Agreement; and

               1.3.3. WARN. Any and all liabilities and obligations arising under the Worker Adjustment and Retraining Notification Act ("WARN"), in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or referred to herein.

     1.4. CONTINUED EMPLOYMENT OF EMPLOYEES. On and after the Effective Time, the Buyer shall offer employment to each of the Seller's employees identified on
Schedule 1.4 attached hereto and made a part hereof (the "Division Employees") on substantially the same terms and conditions that each such employee enjoyed up to the Effective Time from the Seller. The Buyer shall offer such employment to the Division Employees at the location where each such employee performed his or her respective duties for the Seller prior to the Effective Time. The starting date of employment of each such employee with the Buyer shall be the start of business on the day immediately following the Effective Time. If the employment of a Division Employee is terminated by the Buyer on or after the Effective Time, the Buyer shall be responsible for payment of the costs of termination, including, but not limited to, under WARN with respect to the Division Employees and any and all other employees of the Seller, and providing each such Division Employee with the health and medical plan coverage (if any) required to be provided to such Division Employee by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. The Seller has, and shall have, no obligation to the Buyer to transfer to the Buyer any Internal Revenue Service Forms W-4 and W-5. The Buyer shall give credit to each Division Employee for all periods worked for the Seller, as if during each period such employee had worked for the Buyer, with respect to the determination of vacation from and after the Effective Time and such other rights to which such employee may be entitled, except for any rights accrued under any pension or retirement plans during their employment by the Seller. A reasonable time following the execution and delivery of this Agreement, the Seller shall pay each of the Division Employees all of his or her accrued and unused vacation time as of the Effective Time with respect to such employee's employment by the Seller. Nothing herein shall be deemed to prevent the Buyer from terminating the employment of any Division Employee following the Effective Time or from altering the compensation, employment terms and benefits of any Division
Employee  following the Effective  Time.  None of the provisions of this Section
1.4 shall apply to Dan Craig and Derrill Fowler, each of whom are being employed by the Buyer pursuant to separate respective Employment Agreements.

                                   ARTICLE 2.
                                   ----------
                                 PURCHASE PRICE

     2.1. PURCHASE PRICE FOR ASSETS. The aggregate purchase price (the "Purchase Price") that the Buyer shall pay to the Seller for the Assets is (i) Two Million Three Hundred Seventy-Eight Thousand Five Hundred Fourteen ($2,378,514) Dollars payable by wire transfer to an account designated by the Seller (the "Closing Payment"); plus (ii) the Additional Consideration, as such term is defined in, and as contemplated by, Section 2.2 of this Agreement. It is acknowledged by the parties that contemporaneously herewith, the Buyer has purchased from the Seller certain real property pursuant to separate documentation for a consideration of the Buyer's payment to the Seller in the amount of One Million Three Hundred Thousand ($1,300,000) Dollars.

     2.2 ADDITIONAL CONSIDERATION.
         ------------------------

          2.2.1 Calculation of Additional Consideration. (a) The Buyer shall pay to the Seller an amount equal to (i) one and five-tenths (1.5%) percent of the Buyer's Gross Sales during each of the twenty (20) consecutive quarterly periods commencing as of the Effective Time (each an "Earn-Out Period") of the Seller's Products, as hereinafter defined, that are manufactured outside the United States; (ii) with respect to each Active Customer, as hereinafter defined, six and five-tenths (6.5%) percent (the "Domestic Percentage") of the Buyer's Gross Sales to each such Active Customer during each such Earn-Out Period of the Seller's Products that are manufactured in the United States ("Domestic Products"); provided, however, that with respect to each Active Customer during any Earn-Out Period, the Domestic Percentage applicable to Gross Sales of Domestic Products to such Active Customer shall be reduced, on a one-for-one basis, to the extent the Gross Margin, as hereinafter defined, applicable to Gross Sales to such Active Customer during such Earn-Out Period is less than thirty-one and five-tenths (31.5%) percent (in each case, the "Additional Consideration"). The Additional Consideration for each Earn-Out Period shall be calculated on an Active Customer-by-Active Customer basis. As an illustration of the foregoing, in the event that, with respect to Gross Sales of Domestic Products to a particular Active Customer, the Gross Margin during a particular Earn-Out Period is thirty (30%) percent, then the Domestic Percentage applicable to such Active Customer with respect to such Earn-Out Period shall be five (5%) percent calculated as follows: 6.5 - (31.5-30.0) = 5.0. During the Earn-Out Periods, the Buyer shall not change the selling price of the Seller's Products from the highest amount charged by the Seller to any of its customers, including, but not limited to, Active
     Customers, for such products prior to the Effective Time (the "Selling Price") without the prior written consent of the Seller.

          (b) For purposes of this Section 2.2, "Gross Sales" shall mean the aggregate selling price of each of the Seller's Products sold by the Buyer during the Earn-Out Periods from sales of the Seller's Products by the Buyer to customers that had been Active Customers of the Seller at any time prior to the Effective Time, determined in accordance with United States generally accepted accounting principles used by the Seller prior to the Effective Time, on a consistent basis, and consistent with the past practices of the Seller. For purposes of this Agreement, the term "Seller's Products" means those products identified on Schedule 2.2.1 attached hereto and made a part hereof, and all subsequent designs based thereon or related thereto and all replacements thereof. For purposes of this Agreement, the term "Active Customers" means those customers identified on Schedule 2.2.2 attached hereto and made a part hereof. For purposes of this Agreement, the term "Gross Margin" shall mean the Gross Sales of Seller's Products less the cost of goods sold divided by such Gross Sales, on a sale by sale basis, determined in a manner identical to, and consistent with, the past practices of the Seller, which the Buyer acknowledges and agrees are determined based on standard costs.

          2.2.2 Determination and Payment. For purposes of this Agreement, the Additional Consideration shall be initially determined by the Buyer. The Buyer shall make such determination and deliver a written report thereof (together with all supporting schedules and details of the calculation, including, but not limited to, a calculation of Gross Sales, Gross Margins with respect to Domestic Products and the Domestic Percentage, on a sale by sale basis, by customer and in total (collectively, the "Earn-Out Report")) to the Seller within thirty (30) days following the end of each Earn-Out Period. Simultaneously with the delivery of each such Earn-Out Report, the Buyer shall pay to the Seller the Additional Consideration by certified check of the Buyer made payable to the order of the Seller, or at the Seller's option, by wire transfer of immediately available funds to an account designated in writing by the Seller.

          2.2.3 Resolution of Disputes. The Seller shall have thirty (30) days from receipt of each such Earn-Out Report (and thirty (30) days from the receipt of the Comprehensive Statement, as hereinafter defined) to object to the Buyer's calculation of the Additional Consideration (and/or the Reimbursement Amount (as hereinafter defined), as the case may be). In the event that, within such thirty (30) day period, the Seller provides a written objection to such calculation, and such objection is not resolved by the parties within fifteen (15) days thereafter, all remaining disagreements with respect to the calculation of the Additional Consideration (and/or the Reimbursement Amount, as the case may be) shall, within five (5) days following a written request from the Seller to the Buyer, be submitted to an accounting firm of national reputation selected jointly by the Seller and the Buyer; if the Seller and the Buyer are unable to agree on an accounting firm, each shall, within five (5) days following a written request from the Seller to the Buyer, select an accounting firm of national reputation and within five (5) days following the selection of both such accounting firms, such firms shall select a third accounting firm of national reputation and such third firm shall resolve all remaining disagreements with respect to the calculation of Additional Consideration (and/or the Reimbursement Amount, as the case may be). The accounting firm so selected shall sometimes hereinafter be referred to as the "Selected Firm". The Seller and the Buyer shall use their respective best efforts to cause the Selected
     Firm to resolve all submitted disputes within thirty (30) days of submission of such thereto by delivery to the Seller and the Buyer of a statement in writing setting forth the conclusion of the Selected Firm's as to the disputed item or items and the effect of such conclusions on the Additional Consideration (and/or on the Reimbursement Amount, as the case may be). The determination of the Selected Firm with respect to the Additional Consideration (and/or the Reimbursement Amount, as the case may be) shall be final, conclusive and binding, and judgment may be entered thereon in any court of competent jurisdiction. Nothing contained herein shall be deemed a consent to arbitrate any other issue or dispute which may hereafter arise among the parties to this Agreement. The costs and fees of the Selected Firm shall be borne equally by the Seller, on the one hand, and the Buyer, on the other hand. At all times during the Earn-Out Periods and for one year thereafter, the Buyer shall allow the Seller and its representatives full and free access to such books and records of the Buyer related to the calculation and payment of the Additional Consideration (and/or the Reimbursement Amount, as the case may be) as the Seller shall deem necessary, appropriate or advisable, and allow the Seller to make extracts from and copies of any of the same at the Seller's own cost and expense. In connection with its review, the Selected Firm shall have the right to undertake such auditing procedures as it may deem appropriate and to examine all work papers utilized in the accounting and determination of the Additional Consideration (and/or the Reimbursement Amount, as the case may be).

          2.2.4 Payment. If any further Additional Consideration ("Further Additional Consideration") is due the Seller under Section 2.2.3, the Buyer shall make payment of such amount within five (5) days following the earlier of settlement or the issuance of the Selected Firm's decision. Any Further Additional Consideration shall bear interest at the rate of two (2%) percent above the prime rate as reported from time to time in The Wall Street Journal from the date the Buyer delivers the report contemplated by
     Section 2.2.1 until paid.

          2.2.5. Change in the Buyer's Business. The parties intend that the business, operations, product and service lines of the Division not be altered, fragmented, dispersed or otherwise changed, having the effect of diminishing the Additional Consideration. In the event of any such change, the parties shall use their best efforts to calculate, and the Buyer shall pay, the Additional Consideration in such amount as would be consistent with the Gross Sales produced by the Buyer's business in keeping with the intent of this Agreement. Without limiting the generality of the foregoing, the Buyer hereby covenants and agrees that it shall not give priority or preference to any of its sales that are not Gross Sales.

     2.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price and the Assumed Liabilities (collectively, the "Total Consideration") shall be allocated among the Assets acquired hereunder in accordance with Schedule 2.3 hereof. It is agreed that the apportionments set forth on Schedule 2.3 were arrived at by arm's length negotiation and properly reflect the respective fair market values of the Assets. The Seller and the Buyer each hereby covenants and agrees that it will not) take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.3 or
Schedule 2.3.

                                   ARTICLE 3.
                                   ---------
                                   DELIVERIES

     3.1. ITEMS TO BE DELIVERED BY THE SELLER. Contemporaneously with the execution and delivery of this Agreement, the Seller is delivering, or causing to be delivered, to the Buyer:

          3.1.1. Real Estate. That certain Deed of even date from the Seller to the Buyer (the "Deed"), duly executed by the Seller.

          3.1.2. Raw Materials Inventory. That certain Raw Materials Inventory Purchase Agreement of even date between the Seller and the Buyer (the "Raw Materials Inventory Agreement"), duly executed by the Seller.

          3.1.3. Finished Goods Inventory. That certain Finished Goods Inventory Purchase Agreement of even date between the Seller and the Buyer (the "Finished Goods Inventory Purchase Agreement"), duly executed by the Seller.

          3.1.4. Inventory Put Agreement. That certain Inventory Put Agreement of even date between the Seller and the Buyer (the "Inventory Put Agreement"), duly executed by the Seller.

          3.1.5. Finished Goods Security Agreement. That certain Finished Goods Security Agreement of even date between the Seller and the Buyer (the "Finished Goods Security Agreement"), duly executed by the Seller.

          3.1.6. Subordination Agreement. That certain Subordination Agreement of even date among the Seller, the Buyer and Security State Bank (the "Bank") (the "Subordination Agreement"), duly executed by the Seller.

          3.1.7. Iowa Subordination Agreement. That certain Subordination Agreement (the "Iowa Subordination Agreement") of even date between the Seller and the Iowa Department of Economic Development (the "Iowa D.E.D."), duly executed by the Seller.

          3.1.8. Transitional Services. That certain Transitional Services Agreement of even date between the Seller and the Buyer (the "Transitional Services Agreement"), duly executed by the Seller.

          3.1.9. Interim Lease. That certain Lease of even date between the Seller and the Buyer (the "Interim Lease"), duly executed by the Seller.

          3.1.10. Opinion. The opinion of the Seller's counsel of even date.

          3.1.11. Certificate of Insurance. That certificate of insurance required by Section 5.3 of this Agreement

     3.2. ITEMS TO BE DELIVERED BY THE BUYER. Contemporaneously with the execution and delivery of this Agreement, the Buyer is delivering or causing to be delivered to the Seller:

          3.2.1 Closing Payment. The Closing Payment.


          3.2.2 Raw Materials Inventory. The Raw Materials Inventory Agreement, duly executed by the Buyer.

          3.2.3 Finished Goods Inventory. The Finished Goods Inventory Purchase Agreement, duly executed by the Buyer.

          3.2.4 Inventory Put Agreement. The Inventory Put Agreement, duly executed by the Buyer.

          3.2.5 Finished Goods Security Agreement. The Finished Goods Security Agreement, duly executed by the Buyer.

          3.2.6 Subordination Agreement. The Subordination Agreement, duly executed by the Buyer and the Bank.

          3.2.7 Iowa Subordination Agreement. The Iowa Subordination Agreement, duly executed by the Iowa D.E.D.

          3.2.8 Transitional Services. The Transitional Services Agreement, duly executed by the Buyer

          3.2.9 Interim Lease.  The Interim  Lease,  duly executed by the Buyer.

          3.2.10 Craig Employment Agreement. An original counterpart of that certain Employment Agreement of even date between the Buyer and Dan Craig, duly executed by the parties thereto.

          3.2.11 Fowler Employment Agreement. An original counterpart of that certain Employment Agreement between the Buyer and Derrill Fowler, duly executed by the parties thereto.

          3.2.12 Opinion. The opinion of Buyer's counsel of even date.

          3.2.13  Certificate  of  Insurance.   That  certificate  of  insurance
     required by Section 5.3 of this Agreement.

     3.3. CHANGE IN NAMES. Promptly following the execution and delivery of this Agreement, the Seller will cooperate with the Buyer in signing and filing such assignments of names, authorizations to use names and other documents as may be necessary to fully transfer to the Buyer all rights and benefits to the name "POWER STROKE" and all other trademarks and trade names, whether or not registered, identified on Schedule 1.1.5.

     3.4. FURTHER ASSURANCES. The Seller shall from time to time after the execution and delivery of this Agreement, at the request of the Buyer and without further consideration, execute and deliver such other instruments of sale, assignment, conveyance, and transfer and take such other action as the Buyer may reasonably request to more effectively convey, assign, transfer to and vest in the Buyer ownership and possession of the Assets.


                                   ARTICLE 4.
                                   ----------
                         REPRESENTATIONS AND WARRANTIES

     4.1. SELLER. The Seller represents and warrants to the Buyer as follows:

          4.1.1. Corporate Organization. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Seller is also authorized to do business and is in good standing in the State of Ohio.

          4.1.2. Authorization. This Agreement and all agreements executed and delivered by the Seller pursuant to this Agreement to which the Seller is a party or signatory and contemplated hereby (collectively, the "Collateral Agreements") have been duly authorized, executed, and delivered by the Seller, and constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms.

          4.1.3. Title to Assets. The Seller owns the Assets, free and clear of any and all options, rights, pledges, mortgages, security interests, liens, charges, burdens, servitudes and other encumbrances whatsoever (individually an "Encumbrance" and collectively, the "Encumbrances"), except as set forth in Schedule 4.1.3.

          4.1.4. Description of Assets. The Assets that the Seller is assigning, transferring, and conveying to the Buyer pursuant to the terms of this Agreement constitute the material assets necessary for the Seller's operation of the Division, and are adequate to permit the Buyer to conduct the operation of the Division as now conducted in all material respects. No employee of the Seller has or claims any right or interest in any assets used or usable by the Seller in the operation of the Division. Moreover, no third parties are in possession of any portion of the Assets as lessees or otherwise, except as reflected on the applicable schedules listing such Assets.

          4.1.5. Condition of Assets. All of the tangible Assets are in good order, repair, and operating condition, subject, however, to the effect of ordinary wear and tear and depreciation arising from lapse of time or use with appropriate maintenance, except as noted on the applicable schedules listing such Assets.

          4.1.6. Assumed Contracts. True, correct, and complete copies of the Assumed Contracts have been provided by the Seller to the Buyer, and all such documents are genuine. Each of the Assumed Contracts is valid and enforceable in accordance with its terms. Except as set forth on Schedule
     4.1.13 attached hereto and made a part hereof, the Seller is not in material default in the performance, observance, or fulfillment of any material obligation, material covenant, or material condition contained in the Assumed Contracts, and no event has occurred which with the giving of notice or lapse of time would constitute a material default thereunder.

          4.1.7. Employees. A true, correct, and complete list of all persons employed by the Seller exclusively in the operation of the Division is contained in Schedule 4.1.7, which schedule sets forth true and correct information as to the positions, hire date, and the annual salary or hourly rate, as applicable, of all such persons. The Seller has delivered to the Buyer true, correct, and complete copies of each written agreement, plan, or obligation, if any, providing for sick leave, salaries, wages, vacations, pensions, retirement benefits, profit-sharing, insurance, incentive, deferred compensation, bonus, or other benefits or compensation for employees who are employed by the Seller exclusively in the operation of the Division.

          4.1.8. Absence of Litigation. To the Seller's knowledge, except as set forth on Schedule 4.1.8, there is no litigation, action, claim, proceeding, or governmental investigation pending or threatened against the Seller that, if determined adversely to the Seller, could have a material adverse effect upon the Assets, the business conducted by the Division, the transactions contemplated by this Agreement, or the ability of the Seller to perform its obligations under said Agreement or under the Collateral Agreements; nor to the Seller's knowledge is there any basis for any such litigation, action, claim, proceeding, or governmental investigation; nor has the Seller been a party to any litigation, action, claim, proceeding, or governmental investigation during the two years prior to the Effective Time that involved a judgment against the Seller of one thousand dollars ($1,000.00) or more or a payment in settlement or otherwise by the Seller of one thousand dollars ($1,000.00) or more (excluding counsel fees and related disbursements), each of the foregoing to the extent exclusively related to the operation of the Division.

          4.1.9. Taxes. Solely with respect to the operation of the Division, the Seller has filed all federal, state, and local tax returns and reports required to be filed by the Seller with respect to any federal, state, or local taxes, assessments, interest, or penalties, and all such returns and reports are true, complete, and accurate. Solely with respect to the operation of the Division, the Seller has also paid all applicable federal, state, and local taxes, assessments, interest, and penalties, including, but not limited to, ad valorem, sales, use, excise, franchise, income, social security, payroll (including, but not limited to, FUTA, SUTA, and FICA), real property, and personal property taxes required to have been paid to date.

          4.1.10. Financial Statements. Attached hereto as Schedule 4.1.10 is a statement of operations for the nine (9) months ended September 30, 2004 for the Division (the

"Financial Statements"). The Financial Statements fairly present the results of operations for the Division for the period therein referred to and have been prepared in accordance with United States generally accepted accounting principles consistently applied.

          4.1.11. Licenses and Permits. The Seller has obtained all material licenses, material permits and material governmental approvals required by applicable law or governmental regulations necessary or appropriate in the conduct of the Division. The Seller has in all material respects complied with, and has not in any material respect violated, any law or regulation applicable to the conduct of the Division.

          4.1.12.  Ability  to  Carry  Out  Agreement.  Except  as set  forth in
     Schedule 4.1.13, the execution and performance of this Agreement and the Collateral Agreements will not violate the provisions of the Certificate of Incorporation or Bylaws of the Seller or any note, indenture, mortgage, lease, or other agreement or instrument which is material to the operation of the Division and to which the Seller is a party or by which the Seller is bound, and will not result in the creation of any Encumbrance upon the Assets.

          4.1.13. Consents. Except as set forth in Schedule 4.1.13, the Seller has obtained in writing all material consents of third persons and governmental agencies necessary to permit the valid and effective sale, assignment, transfer, and conveyance of the Assets to the Buyer.

          4.1.14. Warranty and Similar Claims. All warranty claims with respect to products sold by the Division that have been made against the Seller during the past two years and all such claims that have ever been made against the Seller and that remain outstanding are listed on Schedule 4.1.14.

          4.1.15 Brokers. Neither the Seller nor the Parent Company has engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

     4.2. BUYER. The Buyer represents and warrants to the Seller as follows:

          4.2.1. Corporate Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa. The Buyer is also qualified to do business and is in good standing in the State of Ohio.

          4.2.2. Power and Authority. The Buyer has the requisite power and authority to acquire the Assets, and the Buyer has the requisite power and authority to consummate the transactions provided for in this Agreement and all agreements executed and delivered by the Buyer pursuant to this Agreement or to which the Buyer is a party or signatory and contemplated hereby, (collectively, the "Buyer Collateral Agreements"). This Agreement and the Buyer Collateral Agreements have been duly authorized, executed, and delivered by the Buyer and constitute the legal, valid, and binding obligation of the Buyer enforceable in accordance with their respective terms. All necessary corporate proceedings of the Buyer have been taken to authorize this Agreement, the Buyer Collateral Agreements and the agreements, instruments, and transactions contemplated by this Agreement.

          4.2.3. Absence of Litigation. There is no litigation, action, claim, proceeding, or governmental investigation pending, or to the Buyer's knowledge, threatened against the Buyer that may have a materially adverse effect upon the transactions contemplated by this Agreement or the ability of the Buyer to perform its obligations under this Agreement; nor to the Buyer's knowledge is there any basis for any such litigation, action, claim, proceedings or governmental investigation.

          4.2.4. Ability to Carry Out Agreement. The execution and delivery of this Agreement and the Buyer Collateral Agreements and the consummation of the transactions contemplated by this Agreement and the Buyer Collateral Agreements will not violate the provisions of the Articles of Incorporation or Bylaws of the Buyer or any note, indenture, mortgage, lease, or other agreement or instrument to which the Buyer is a party or by which the Buyer is bound.

          4.2.5 Consents. The Buyer has obtained in writing all material consents of third persons and governmental agencies necessary to permit the valid and effective purchase of the Assets from the Seller.

          4.2.6. Brokers. The Buyer has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

          4.2.7 Financial Statements. Attached hereto as Schedule 4.2.7 are the balance sheets for the Buyer as of June 30, 2003 and June 30, 2004 and statements of operations for each of the respective twelve (12) months ended as of each such date (the "Buyer Financial Statements"). The Buyer Financial Statements fairly present the financial condition of the Buyer as of the dates thereof and the results of operations for period thereby referred to, in each case, have been prepared in accordance with United States generally accepted accounting principles consistently applied and have been audited by Van Bruggen & Vande Vegte, P.C., whose audit report thereon is included therein.

                                   ARTICLE 5.
                                   ----------
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     5.1 SURVIVAL. Any and all covenants and obligations of the Buyer in this Agreement, including, but not limited to, those relating to any and all indemnification obligations of the Buyer relating to product liability claims and/or the Cancelled Purchase orders, as herein-after defined, any and all payments due to the Seller and/or with respect to the Assumed Liabilities (collectively, the "Obligations") and any and all indemnification obligations of the Seller relating to product liability claims, shall survive indefinitely. Notwithstanding the foregoing, the parties agree that any and all claims which
arise  in  connection   with  this

Agreement relating to their respective representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement for a period of two (2) years, and the right to commence any action, proceeding, claim, suit, demand, litigation and the like (collectively, "Actions") under and/or relating to this Agreement with respect to the foregoing shall expire on the second anniversary of the Effective Time (except (i) for Actions commenced prior to such date which shall continue until finally resolved, (ii) that the Obligations shall survive indefinitely, and any Action relative thereto may be brought at any time, and (iii) the Seller's indemnification obligations relating to product liability claims shall also survive indefinitely, and any Action thereunder may be brought at any time).

     5.2 INDEMNIFICATION.

          5.2.1. General Indemnification Obligation of the Seller. From and after the Effective Time, the Seller will reimburse, indemnify and hold harmless the Buyer, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by the Buyer that result from, relate to or arise out of (i) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of the Seller under this Agreement; and/or (ii) any product liability claims relating to products manufactured by the Seller prior to the Effective Time; and any and all Actions, assessments, audits, fines, judgments, costs and other expenses (including, but not limited to, reasonable legal fees and other costs of litigation and any amounts paid in settlement or compromise) incident to any of the foregoing or to the enforcement of this Section 5.2.1.

          5.2.2. General Indemnification Obligation of the Buyer. From and after the Effective Time, the Buyer will reimburse, indemnify and hold harmless the Seller and the Parent Company against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by the Seller that result from, relate to or arise out of (i) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of the Buyer under this Agreement, (ii) the Assumed Liabilities and/or the Cancelled Purchase Orders, and/or (iii) any product liability claims relating to products manufactured by the Buyer; and any and all Actions, assessments, audits, fines, judgments, costs and other expenses (including, but not limited to, reasonable legal fees and other costs of litigation and any amounts paid in settlement or compromise) incident to any of the foregoing or to the enforcement of this Section 5.2.2.

          5.2.3. Method of Asserting Claims, Etc.

               (a) In the event that any claim or demand for which the Seller would be liable to the Buyer hereunder is asserted against or sought to be collected from the Buyer by a third party, or the Buyer has a claim against the Seller hereunder that does not involve a claim or demand being asserted or sought to be collected from a third party, the Buyer shall notify the Seller of such claim or demand within ten (10) days of receiving notice of, or discovery of facts related to, such claim (but the failure to so notify within such time shall not relieve the Seller from any liability it may have under this Article 5 except to the extent it has been prejudiced in any material respect by such failure), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice"). The Seller shall thereupon, at its sole cost and expense, defend the Buyer against such claim or demand with counsel reasonably satisfactory to the Buyer.

               (b) The Seller shall not, without the prior written consent of the Buyer, consent to the entry of any judgment against the Buyer or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Buyer pay any amount of money or give any other consideration), the giving by the claimant or plaintiff to the Buyer of a release, in form and substance reasonably satisfactory to the Buyer, from all liability in respect of such claim or litigation. If the Buyer desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Buyer, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Buyer, then the Buyer shall have the right to control the defense or settlement of any such claim or demand and its costs and expenses shall be included as part of the indemnification obligation of the Seller hereunder; provided, however, that the Buyer shall not, settle any such claim or demand without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed. If the Buyer should elect to exercise such right, the Seller shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

               (c) All claims for indemnification by the Seller and/or the Parent Company under this Agreement shall be asserted and resolved under the procedures set forth hereinabove by substituting in the appropriate place, the "Seller" and the "Parent Company" for the "Buyer" or the "Buyer" for the "Seller" and the "Parent Company", as the case may be.

     5.2.4. Limitations.

               (a) Notwithstanding anything herein to the contrary, as to matters which are subject to indemnification pursuant to this Article 5, the Seller, shall not be liable unless and until the aggregate damages, losses, deficiencies, liabilities, costs and expenses to the Buyer resulting from such otherwise indemnifiable matters shall exceed a cumulative aggregate of Thirty-Two Thousand Five Hundred ($32,500.00) Dollars (the "Indemnification Threshold") and then shall only be liable for the excess above the Indemnification Threshold.

               (b) The total indemnification to which the Buyer shall be entitled under this Article 5 (inclusive of legal fees and expenses) shall be limited to an amount not to exceed One Million ($1,000,000) Dollars, less any and all amounts paid by the Seller on account of Actions subject to indemnification hereunder and all related costs; provided, however, nothing in this Section 5.2.4 shall be deemed to limit the insurance proceeds and/or legal fees and expenses to which the Buyer may be entitled as an additional named insured on the policies the Seller is obligated to secure and maintain pursuant to Section 5.3 of this Agreement.

               (c) All amounts payable by the Seller hereunder on account of any and all matters subject to indemnification shall be net of all insurance proceeds and/or tax benefits received by the Buyer with respect to such Action (less the present value of any premium increases occurring as a result of such claim).

     5.3 INSURANCE. The Buyer and the Seller shall, at their own expense, secure and at all times maintain, with financially sound and reputable companies, products liability insurance for twenty (20) years from the Effective Time to protect the other party from product liability claims that may arise before or after the Effective Time. Throughout said twenty-year period of time, such policies shall be in such form and in such amounts and coverage as would be deemed prudent by companies engaged in the same or similar businesses as the parties hereto (but in no event less than Ten Million Dollars ($10,000,000.00) per occurrence) and shall name the other party as an additional named insured. Each party shall, contemporaneously with the execution and delivery of this Agreement, and from time to time thereafter, provide to the other party a certificate of insurance confirming that such policies are in effect.

     5.4 EXCLUSIVE RIGHTS AND REMEDIES. Except as provided in Section 6.1 below, the indemnification rights of the parties under this Article 5 shall be the exclusive rights and remedies the parties may have at law or in equity or otherwise with regard to matters subject to indemnification for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, but not limited to, the right to seek specific performance, rescission or restitution.

                                   ARTICLE 6.
                                   ---------
                              POST CLOSING MATTERS

     6.1 COVENANT NOT TO COMPETE. From and after the Effective Time for a period of five (5) years, the Seller and the Parent Company shall not compete with the Buyer in any business of the type carried on by the Division prior to the Effective Time in any geographic area where the Seller conducted the business of the Division prior to the Effective Time. The term "compete", as used in this paragraph, means to engage in competition, directly or indirectly (including, but not limited to, soliciting or selling any products competitive with those produced by the Division as of the Effective Time to any customer that was a customer of the Division as of the Effective Time) either as a proprietor, partner, employee, agent, consultant, stockholder, or in any capacity or manner whatsoever. The parties hereby acknowledge that remedies at law for violations of this paragraph are inadequate and that only injunctive relief is an adequate remedy for such violations. The provisions of this paragraph are severable; if any provision of this paragraph or application thereof to any circumstance is held invalid, such invalidity shall not affect the provisions or applications of this paragraph that can be given effect without the invalid provision or application. Notwithstanding anything contained in this Agreement, the Seller shall not be deemed to have violated this Section if it sells, transfers or liquidates any property received by or obtained by the Seller under, pursuant to, or in connection with the Finished

Goods Inventory Purchase Agreement, the Finished Goods Security Agreement and/or the Inventory Put Agreement.

     6.2 COLLECTION AND REMITTANCE OF THE SELLER'S ACCOUNTS RECEIVABLE. Schedule
6.2 attached hereto and made a part hereof sets forth the name, address, amount owed and time outstanding through and including the Effective Time (the "Accounts Receivable Schedule") with respect to Division Accounts Receivable. From and after the Effective Time, the Buyer shall, at its own expense, collect, on behalf of the Seller, the Division Accounts Receivable in a manner consistent with the past business practices of the Seller. In the event that the Buyer receives any checks made payable to the order of the Seller, the Buyer shall deposit such check on behalf of the Seller to an account or accountants designated by the Seller in writing from time to time (in any case, the "Account") within one (1) day of the Buyer's receipt thereof. In the event that the Buyer receives any monies on account of the Division Accounts Receivable, such amounts shall be held in trust for the Seller by the Buyer in a segregated bank account maintained by the Buyer for such purpose. Promptly, (but in no event beyond five (5) days) following receipt of such payment the Buyer shall deposit same in the Account, or upon the written request of the Seller, deliver same to the Seller. Any amounts received by the Buyer from any person or entity identified on the Accounts Receivable Schedule shall be applied to the oldest of the Division Accounts Receivable with regard to such person or entity, notwithstanding any amounts due from such person or entity to the Buyer and regardless of whether such payment is made to or for the account of the Buyer or the Seller. The Buyer shall not, (i) settle, negotiate or otherwise compromise any of the Division Accounts Receivable without written authorization with respect thereto from the Seller, or (ii) suggest to or influence any account debtor of the Seller or offer any incentive to any account debtor of the Seller or otherwise take any action that would or does cause any such account debtor to fail to pay an amount due the Seller, or pay an amount due the Buyer in lieu thereof. Notwithstanding anything contained herein, the Seller shall have the right to collect the Division Accounts Receivable. Any amount received by the Seller shall be applied to the Division Accounts Receivable in accordance with the Seller's sole discretion, which shall be final, conclusive and binding. The parties acknowledge and agree that the Buyer is collecting the Seller's Accounts Receivables other than the Division Accounts Receivables on behalf of the Seller pursuant to the Transitional Services Agreement.

     6.3  WARRANTY  CLAIMS.
          ----------------

          (a) The Buyer hereby assumes and agrees to pay, perform and/or discharge when due any and all liabilities and obligations of the Seller with respect to warranty claims arising out of any and all products of the Division manufactured, sold and/or shipped by the Seller prior to the Effective Time ("Warranty Claims"). The Seller shall reimburse the Buyer for its actual, direct out-of-pocket cost of repair or replacement ("Warranty Costs") with respect to each Warranty Claim (a "Product Defect Claim") based exclusively upon a Product Defect, as hereinafter defined, but only to the extent that the aggregate of such Warranty Costs, calculated in a manner identical to, and consistent with the past practices of the Seller ("Product Defect Warranty Costs"), during the Reimbursement Period, as hereinafter defined, exceeds the Claim Threshold, as hereinafter defined; provided, however, that the Buyer shall be entitled to such reimbursement only if (i) the Buyer notifies the Seller in writing at least thirty (30) days prior to any such repair or replacement of its receipt of any such Product Defect Claim, specifying the relevant information with respect thereto, including, but not limited to, the nature thereof, (ii) the Buyer provides a binding written quote (the "Binding Quote") to the Seller in advance of any such repair or replacement, itemizing the proposed cost of repair or replacement, as applicable, (iii) the Buyer receives from the Seller a written authorization of the proposed repair or replacement pursuant to such Binding Quote, (iv) pursuant to such written authorization, the Buyer promptly performs the relevant repair or replacement, and (v) the Buyer's response to such Product Defect Claim shall in all respects be in accordance with the warranty policy in effect with respect to the relevant product as of the Effective Time.

          (b) Within sixty (60) days following the end of the twelve (12) month period commencing on the Effective Time (such twelve (12) month period, the "Reimbursement Period"), the Buyer shall deliver to the Seller a comprehensive itemized written statement (the "Comprehensive Statement") setting forth a full and complete accounting of all Product Defect Claims received and processed during such Reimbursement Period, including, but not limited to, the remedial action taken with respect to each such Product Defect Claim, and the extent to which the aggregate Product Defect Warranty Costs have exceeded the Claim Threshold (any such excess, the "Reimbursement Amount"). The Seller shall remit the Reimbursement Amount to the Buyer within thirty (30) days following the earlier of (i) the Seller's written notice to the Buyer indicating that the Seller agrees with the Buyer's calculation of the Reimbursement Amount, or (ii) the issuance of the decision of the Selected Firm with respect thereto pursuant to the terms of Section 2.2.3 hereof.


          (c) The Seller may, in its sole and absolute discretion, which shall be final, conclusive and binding, make alternate arrangements with respect to any and all Product Defect Claims, in which event the Buyer shall cooperate with the Seller with respect thereto. In no event shall the Seller be required to make any such alternate arrangements. Neither the Seller nor the Parent Company shall have any liability or obligation with respect to any Product Defect Claim made or processed, or any other warranty or repair matter, after the end of the Reimbursement Period.

          (d) For purposes of this Agreement, "Product Defect" shall mean any Warranty Claim based exclusively on a product design defect, material defect, and/or workmanship defect in any particular product; and "Claim Threshold" shall mean four tenths of one (.4%) percent of the Buyer's revenue from the sale of the products identified on Schedule 2.2.1 attached hereto and made a part hereof during the Reimbursement Period, determined in a manner consistent with the past practice of the Seller.

     6.4 BOOKS AND RECORDS. Within thirty (30) days following the execution and delivery of this Agreement, the Buyer shall grant the Seller, upon the Seller's reasonable request, access to the Division Books and Records to appropriately organize, pack, and ship, at the Seller's expense, all such books and records on any media (including, but not limited to, paper and electronic media) to the Seller c/o P&F Industries, Inc., 300 Smith Street, Farmingdale, NY 11735-1114. At such time, the Seller shall provide the Buyer, at the Buyer's request, copies of any such books and records it may desire. The cost of photocopying shall be shared equally by the Seller and the Buyer. In the event the Buyer desires additional copies of any such books and records after the Seller has shipped them to New York, the Seller shall, at the Buyer's expense, provide such copies to the Buyer. If the Buyer has not previously obtained copies as provided herein, if at any time the Seller desires to dispose of the books and records it has shipped to New York pursuant to this Section 6.4, it shall first give reasonable (but no less than thirty (3) days' written notice thereof) to the Buyer, which may obtain copies of the same at its expense.

     6.5 COOPERATION. With respect to the litigation described on Schedule 4.1.8 attached hereto and made a part hereof, and with respect to any and all actions, proceedings, claims, investigations, arbitrations and the like that may be commenced against the Seller or the Parent Company, the Buyer shall cooperate with the Seller or the Parent Company (as the case may be) in the defense thereof, which cooperation shall include, but not be limited to, making employees of the Buyer available to the Seller or the Parent Company (as the case may be) and its representatives on a mutually convenient basis and to provide additional information and explanation of any materials provided under this Agreement, including, but not limited to, providing such employees to serve as witnesses, and the Seller or the Parent Company (as the case may be) shall reimburse the Buyer for any reasonable out-of-pocket expenses incurred by the Buyer in connection therewith.

     6.6 CANCELLED PURCHASED ORDERS.
         --------------------------

          (a) Contemporaneously with the execution and delivery of this Agreement, the Seller shall issue on its letterhead a letter in, or substantially in, the form attached hereto as Exhibit A to the vendors identified on Schedule 6.6 attached hereto and made a part hereof.

          (b) Contemporaneously with the execution and delivery of this Agreement, the Buyer shall issue on its letterhead a letter in, or substantially in, the form attached hereto as Exhibit B to the vendors identified on Schedule
6.6 attached hereto and made a part hereof.

          (c) For purposes of this Agreement, the term "Cancelled Purchase Orders" shall mean those purchase orders of Green described on Schedule 6.6.

                                   ARTICLE 7.
                                   ---------
                                 MISCELLANEOUS

     7.1. EXPENSES. Each party to this Agreement shall pay its own expenses incidental to the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees and expenses of their respective legal counsel and accountants.

     7.2. NOTICES. Any and all notices, demands or other communications or deliveries permitted or required to be given pursuant to this Agreement shall be in writing and deemed given when personally delivered or three days after deposited in the United States mail, postage prepaid, sent certified or registered and addressed as follows:

                  A. If to the Buyer to:

                           Rosenboom Machine & Tool, Inc.
                           1530 Western Avenue
                           Sheldon, Iowa 51201;

                  B. If to the Seller, to:

                           Green Manufacturing, Inc.
                           c/o P&F Industries, Inc.
                           300 Smith Street
                           Farmingdale, New York 11735
                           Attention: President;

                  C. If to the Parent Company, to

                           P&F Industries, Inc.
                           300 Smith Street
                           Farmingdale, New York 11735;

or to such other address or person as hereafter shall be designated in writing by the applicable party in accordance with this Section 7.2.

     7.3. ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto, together with the Collateral Agreements and Buyer Collateral Agreements, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matter hereof. All exhibits and schedules hereto are hereby incorporated into and made a part of this Agreement.

     7.4. AMENDMENTS; WAIVER. No amendment, waiver, change, or modification of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed by the parties to be charged. Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provision shall remain in full force and effect.

     7.5. SEVERABILITY. In the event any provision of this Agreement is held invalid, illegal, or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable, and, if, for any reason, a court finds that any provision of this Agreement is invalid, illegal, or unenforceable as written, but that by limiting such provision it would become valid, legal, and enforceable, then such provision, shall be deemed to be written and shall be construed and enforced as so limited.

     7.6. CHOICE OF LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Ohio, excluding choice of law principles thereof. The

Buyer hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the federal courts located within the Northern District of Ohio and state courts located within the County of Wood in the State of Ohio; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it or he may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Buyer at its respective address set forth in Section 7.2 of this Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 7.2; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     7.7. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. It shall not be necessary that any single counterpart hereof be executed by all parties hereto so long as at least one counterpart is executed by each party.

     7.8. HEADINGS AND CAPTIONS. The titles or captions of paragraphs and/or sections in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

     7.9. GENDER AND NUMBER. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine, or neuter gender, according to the context.

     7.10. BINDING EFFECT ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors, and assigns; provided, however, that the Buyer may not assign its rights or obligations hereunder without the prior written consent of the Seller, and in the event of any such permitted assignment, all of the terms, covenants, agreements and conditions of this Agreement shall continue to be in full force and effect and the Buyer shall continue to remain liable and responsible for the due performance of all of the terms, covenants, agreements and conditions of this Agreement that it is obligated to observe and perform. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto (and their respective legal representatives, heirs, successors, and permitted assigns), any rights, remedies, obligations, or liabilities.

     7.11. CONFIDENTIAL INFORMATION. Each party agrees that such party and its representatives at all times hereafter will hold in a fiduciary capacity and in strict confidence all information, data and documents received from the other parties (collectively, "Information") and will not, without the consent of the disclosing party, use or disclose, directly or indirectly, the Information in any manner whatsoever, in whole or in part. Notwithstanding the foregoing, the obligations under this Section 7.11 to maintain such confidentiality shall not apply to any Information (a) that is in the public domain at the time furnished by the disclosing party, (b) that becomes in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agent, officers, or directors which constitutes a breach of this Agreement, or (c) that is required by applicable law to be disclosed and/or the rules of any securities exchange or inter-dealer quote system.

     7.12. SALES, TRANSFER AND DOCUMENTARY TAXES. The Seller and the Buyer shall pay one half (1/2) of all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale and transfer of the Assets in accordance herewith, whether imposed by law on the Seller or the Buyer.

     7.13. PUBLICITY. The Buyer agree that no publicity, release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by it without the advance approval of both the form and substance of the same by the Seller and its counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed. The parties agree further that the terms of this Agreement shall be divulged only to such of their employees and representatives who shall have a "need to know", unless such terms have been publicly released in accordance with the provisions hereof.

     7.14 DISCLOSURE SCHEDULES. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule, however, for all purposes herein, disclosure made in any one schedule shall be deemed made in all schedules to the extent applicable.

     7.15 DISCLAIMER; DAMAGES. THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE STATED IN ARTICLE 4, NEITHER THE SELLER NOR THE PARENT COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER RELATING TO THE ASSETS TO BE TRANSFERRED TO THE BUYER HEREUNDER, THE DIVISION OR ANY OTHER MATTER. EXCEPT AS PROVIDED IN ARTICLE 4, THE ASSETS ARE BEING SOLD AS IS, WHERE IS, WITH ALL FAULTS, AND NEITHER THE SELLER NOR THE PARENT COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE BUYER EXPRESSLY REPRESENTS AND WARRANTS THAT IT HAS NOT RELIED ON ANY FINANCIAL DATA, PROJECTIONS OR REPRESENTATIONS OR WARRANTIES WHICH IT HAS OBTAINED FROM THE SELLER, THE PARENT COMPANY OR ANY OTHER PARTY, AND THAT THE BUYER HAS CONDUCTED ITS OWN DUE DILIGENCE INVESTIGATION OF THE SELLER AND FORMED ITS INDEPENDENT JUDGMENT AS TO THE FUTURE PROSPECTS OF THE ASSETS AND DIVISION. IN NO EVENT SHALL THE SELLER OR THE PARENT COMPANY BE LIABLE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES RELATING TO OR BASED ON LOSS OF PROFITS OR SALES, WHETHER SUCH DAMAGES ARE ALLEGED IN TORT, CONTRACT OR INDEMNITY, EVEN IF THE SELLER OR THE PARENT COMPANY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

     THE SELLER AND THE BUYER HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THIS AGREEMENT AND THE RELATIONSHIPS THEREBY ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other statutory and common law claims. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

                      [Signatures appear on following page]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and cause the same to be delivered on their behalf as of the date first above written.

                                        BUYER

                                        ROSENBOOM MACHINE & TOOL, INC.

                                        By:/s/ Brian Rosenboom
                                           ---------------------------------
                                           Brian Rosenboom, Vice President

                                        SELLER

                                        GREEN MANUFACTURING, INC.

                                        By:/s/ Joseph A. Molino, Jr.
                                           ------------------------
                                           Joseph A. Molino, Jr., Vice President

                                        PARENT COMPANY

                                        P&F INDUSTRIES, INC.

                                        By: /s/ Joseph A. Molino, Jr.
                                           -------------------------
                                           Joseph A. Molino, Jr., Vice President

                               Index to Schedules

     Schedule 1.1.1   -  Machinery, Equipment and Other Assets
     Schedule 1.1.2   -  Division Books and Records
     Schedule 1.1.3   -  Work-In-Progress Inventory
     Schedule 1.1.4   -  Deposit Accounts
     Schedule 1.1.5   -  Division Intangibles List
     Schedule 1.1.6   -  Assumed Contracts
     Schedule 1.2     -  Certain Excluded Assets
     Schedule 1.4     -  Division Employees
     Schedule 2.2.1   -  Seller's Products
     Schedule 2.2.2   -  Active Customers
     Schedule 2.3     -  Allocation of Purchase Price
     Schedule 4.1.3   -  Encumbrances
     Schedule 4.1.7   -  Employees
     Schedule 4.1.8   -  Litigation
     Schedule 4.1.10  -  Financial Statements
     Schedule 4.1.13  -  Consents Not Obtained
     Schedule 4.1.14  -  Warranty Claims
     Schedule 4.2.7   -  Balance Sheets of the Buyer
     Schedule 6.2     -  Cylinder Accounts Receivable
     Schedule 6.6     -  Vendors

                               Index to Exhibits

     Exhibit A        -  Seller's Letter to Vendors
     Exhibit B        -  Buyer's Letter to Vendors